Exhibit 23.2

Consent of Independent Auditor

We hereby consent to the incorporation by reference in this Registration Statement of Kinetik Holdings Inc. (“Kinetik”) of our report dated February 15, 2023, relating to the financial statements of Permian Highway Pipeline LLC, appearing in Kinetik’s Annual Report on Form 10-K for the year ending December 31, 2023.

/s/ BDO USA, P.C.

Houston, Texas

May 20, 2024